The Law Offices of
RAUL SILVESTRE & ASSOCIATES

31200 Via Colinas, Suite 200
Westlake Village, CA 91362
(818) 597-7552
Fax (818) 597-7551

July 31, 2008

Neuralstem, Inc.
9700 Great Seneca Highway
Rockville, MD 20850

RE:	Neuralstem, Inc. (“Company”) Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel for the Company with respect to the preparation and filing with the U.S. Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Form S-8”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). You have requested our opinion with respect to the issuance of up to 10,150,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), either: (a) issuable under the 2005 Stock Plan, as amended and restated, and the 2007 Stock Plan (collectively “Plans”), or (b) issuable upon the reoffer and resale of Common Stock received in respect of grants made, or to be made, under the Plans.

As counsel to the Company, we have examined the original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinions expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the shares of Common Stock being registered on the Form S-8 will, once issued in accordance with the terms of the Plans, or reoffered and resold pursuant to the reoffer prospectus contained in the Form S-8, be legally issued, and fully paid and non-assessable.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of California, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

RAUL SILVESTRE & ASSOCIATES

This opinion has been prepared and is to be construed in accordance with the Report on Legal Opinions in Business Transactions, dated May 2005, as amended and supplemented, issued by the Corporation Committee of the Business Law Section of The State Bar of California (the “Report”). The Report is incorporated by reference into this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Form S-8 and to the use of our name under the heading “Legal Matters” contained in the reoffer prospectus included in the Form S-8. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

LAW OFFICE OF RAUL SILVESTRE & ASSOCIATES, APLC

/s/ Law Offices of Raul Silvestre & Associates, APLC